EXHIBIT 5.1

COVINGTON & BURLING
1201 PENNSYLVANIA AVENUE, N.W.
P.O. BOX 7566
WASHINGTON, D.C. 20044-7566
(202) 662-6000

March 6, 1998

JLG Industries, Inc.
1 JLG Drive
McConnellsburg, Pennsylvania 17233

Gentlemen:

This opinion is being furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed today by JLG Industries, Inc., a Pennsylvania corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 750,000 shares (the "Shares") of the Company's common stock, par value $.20 per share (the "Common Stock"). The Shares being registered are expected to be offered and sold from time to time pursuant to the exercise of transferable stock options granted to participants in the JLG Industries, Inc. Stock Incentive Plan and the JLG Industries, Inc. Directors Stock Option Plan (collectively, the "Plans") and subsequently transferred by those participants to certain permitted transferees in accordance with the terms of the respective Plans.

For purposes of this opinion, we have examined the Registration
Statement and the exhibits thereto and a copy of each of the Plans. We also have examined such other documents, and considered such matters of law, as we have deemed necessary in giving this opinion. In examining the foregoing documents, we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of documents submitted to us as copies, and the accuracy of the statements included therein.

Based on the foregoing, we are of the opinion that the shares have been duly authorized and, upon payment therefor and issuance in accordance with the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the heading "Interests of Experts and Counsel." In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion letter is being furnished by us to the Company solely for the benefit of the Company in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by the Company for any other purpose, without our prior written consent. No opinion may be inferred beyond those expressly stated. This opinion letter is rendered as of the date hereof and we have no obligation to update this opinion letter.

Very truly yours,

/s/ Covington & Burling

COVINGTON & BURLING